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                                EFC BANCORP, INC.

                       OFFER TO PURCHASE FOR CASH UP TO
                     1,779,233 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT LESS THAN $10.00
                      NOR IN EXCESS OF $12.00 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                   5:00 P.M., CENTRAL TIME, ON JUNE 1, 1999
                         UNLESS THE OFFER IS EXTENDED.


To Our Clients:

      Enclosed for your consideration are the Offer to Purchase, dated April 22, 1999, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by EFC Bancorp, Inc. a Delaware corporation ("Company"), to purchase up to 1,779,233 Shares of its Common Stock, $0.01 par value per share ("Shares"), at prices not less than $10.00 nor in excess of $12.00 per Share, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer

      The Company will determine the single per Share price, not less than $10.00 nor in excess of $12.00 per Share, net to the seller in cash ("Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to buy up to 1,779,233 Shares (or such lesser number of Shares as are validly tendered at prices not less than $10.00 nor in excess of $12.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provisions. See
Section 1 of the Offer to Purchase.

      Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 1,779,233 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares (i) from shareholders who owned beneficially as of the close of business on April 16, 1999, and continue to own beneficially as of the Expiration Date an aggregate of fewer than 100 Shares who properly tender all their Shares at prices at or below the Purchase Price, and (ii) then, on a pro rata basis, from all other shareholders who properly tender at or below the Purchase Price (and do not withdraw them prior to the expiration of the Offer). See Sections 1 and 2 of the Offer to Purchase. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

      We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

      Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

      We call your attention to the following:

      1. You may tender all or a portion of your Shares at prices not less than $10.00 nor in excess of $12.00 per Share as indicated in the attached Instruction Form, net to you in cash. If you do not wish to specify a Purchase Price you may indicate that you have tendered your Shares at the Purchase Price (not less than $10.00 nor in excess of $12.00 per Share) as determined by the Company in accordance with the terms of the Offer.

      2. The Offer is not conditioned on any minimum number of Shares being tendered pursuant to the Offer.

      3. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., Central Time, on June 1, 1999, unless the Company extends the Offer.

      4. The Offer is for 1,779,233 shares, constituting approximately 25% of the Shares outstanding as of April 16, 1999.



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      5. Tendering  shareholders will not be obligated to pay any stock transfer taxes on the Company's purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

      6. If you beneficially held, as of the close of business on April 16, 1999, an aggregate of fewer than 100 Shares and you continue to beneficially own as of the Expiration Date an aggregate of fewer than 100 Shares, and you instruct us to tender on your behalf all such Shares at or below the Purchase Price before the Expiration Date (as defined in the Offer to Purchase) and complete the box captioned "Odd Lots" in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares validly tendered at or below the Purchase Price.

      7. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

      If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

      YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL TIME, ON JUNE 1, 1999, UNLESS THE COMPANY EXTENDS THE OFFER.

      As described in Section 1 of the Offer to Purchase, if more than 1,779,233 Shares have been validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase properly tendered Shares on the basis set forth below:

      (a) first, all Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who owned beneficially, as of the close of business on April 16, 1999 and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares who:

           (1) validly tender all of such Shares at a price at or below the Purchase Price (partial tenders will not qualify for this preference); and

           (2) completes the box captioned "Odd Lots" on the Letter of Transmittal; and

      (b) second, after purchase of all of the foregoing Shares, then all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described in Section 1 of the Offer to Purchase.

      The Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager/Information Agent or one or more registered brokers or dealers licensed under the laws of such jurisdiction.



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                           INSTRUCTION FORM
            FOR SHARES HELD BY BROKERS, DEALERS, COMMERCIAL BANKS,
                   TRUST COMPANIES AND OTHER NOMINEES.

                      INSTRUCTIONS FOR TENDER OF SHARES
                            OF EFC BANCORP, INC.

   Please tender to EFC Bancorp, Inc. ("Company"), on (our) (my) behalf, the number of Shares indicated below, which are beneficially owned by (us) (me) and registered in your name, upon terms and subject to the conditions contained in the Offer to Purchase of the Company dated April 22, 1999, and the related Letter of Transmittal, the receipt of both of which is acknowledged.

   The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below, at the price per Share indicated below, pursuant to the terms and subject to the conditions of the Offer.

   Aggregate number of Shares to be tendered by you for us:  ___________ Shares.

            PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
                 (SEE INSTRUCTION 5 ON THE LETTER OF TRANSMITTAL)

   By checking one of the price boxes below, the undersigned understands that none of my Shares will be purchased if the Purchase Price is less than the price checked. If you do not wish to specify a purchase price, check the following box, in which case you will be deemed to have tendered at the Purchase Price determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share below. o

   PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED (SEE INSTRUCTION 5 ON THE LETTER OF TRANSMITTAL):


 / / $10.00     / / $10.50        / / $11.00        / / $11.50       / / $12.00
 --             --                --                --               --

                                   ODD LOTS
                 (SEE INSTRUCTION 9 ON THE LETTER OF TRANSMITTAL)

/ /Check here ONLY if I was the beneficial owner as of the close of business on -- April 16, 1999, and continue to be the beneficial owner as of the Expiration
   Date, of an aggregate of fewer than 100 Shares, all of which are being tendered.

/ /The Odd Lot Shares are being tendered at the price per Share indicated above -- in the box entitled "Price (In Dollars) Per Share At Which Shares Are Being
   Tendered."

                                       OR

/ /By checking this box INSTEAD OF ONE OF THE PRICE PURCHASE BOXES ABOVE, I -- hereby tender Shares and I am willing to accept the Purchase Price determined by the Company in accordance with the terms of the Offer. This action will result in my receiving a price per Share of as low as $10.00 or as high as $12.00.

    THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY TO TENDER AND AT WHAT PRICE. EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS.


Signature(s):
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                             Address: (Including Zip Code)

Name(s):
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                (Please Print)                            (Please Print)


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                                Area Code and Telephone Number


Date:                              , 1999
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--------------------------------------------------------------------------------
                (Employer Identification or Social Security Number)

   IMPORTANT: SHAREHOLDERS ARE ENCOURAGED TO RETURN A COMPLETED FORM W-9 WITH THEIR INSTRUCTION FORM.